EXHIBIT 2.2

SUPPLEMENT TO SHARE EXCHANGE AGREEMENT

Supplement dated July 28, 2009, to that certain Share Exchange Agreement dated January 13, 2009 (the “Agreement”) among Atomic Guppy, Inc. (“ATGU”), Worldquest Connect Corp., (“WQN”) and Steven Ivester (“Ivester”).

The following items supplement and/or amend the provisions of the Agreement:

1.

The correct name of WQN is “WQN, Inc.,” and all references to such corporation are amended to refer to WQN, Inc.

2.

At the closing of the Agreement, the shareholders of WQN, are eTelTec, Inc. (950,000 shares) and Steven Ivester (50,000 shares).  eTelTec, Inc. has executed this Supplement to join itself to all rights and obligations of the Vendors under this Agreement.

3.

Section 2.4(a) is amended to provide that the $175,000 note payable to J. Dean Burden, the $100,000 note payable to New century Horizon Corp., all accrued salary to J. Dean Burden, and all other obligations of ATGU to J. Dean Burden and/or Atlantic Lynx Corporation of any form or kind whatsoever, shall be converted into 10,000,000 restricted shares of common stock issuable to Atlantic Lynx Corporation.

4.

Section 2.4(b) is amended to provide that all obligations of ATGU to the holders of Convertible Notes shall be converted into the 2,750,000 restricted shares of common stock.

5.

Section 7.1(c) is hereby deleted.

6.

In all other respects, the Agreement shall remain in effect unchanged.

***SIGNATURES FOLLOW***

EXECUTED the date first above written.

ATOMIC GUPPY, INC.

By:	/s/ J. Dean Burden
J. Dean Burden, President

WQN, INC.

By:	/s/ Gladys Perez
Gladys Perez, Vice President

/s/ Steven Ivester
STEVEN IVESTER

eTelTec, Inc.

By:	/s/ Gladys Perez
Gladys Perez, President

/s/ J. Dean Burden
J. DEAN BURDEN

NEW CENTURY HORIZON CORP.

By:	/s/ Gary Rothwell

ATLANTIC LYNX CORPORATION

By:	/s/ Christina Rosario
Christina Rosario, President

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